                                  [LOGO] DELTA
                            -----------------------
                             GALIL INDUSTRIES LTD.

                                                                EARNINGS RELEASE


           DELTA GALIL REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS
           ----------------------------------------------------------
                    RESULTS IN LINE WITH PRELIMINARY FORECAST
            2004 SALES OF $654.3 MILLION; NET PROFIT OF $12.7 MILLION


TEL AVIV, ISRAEL -MARCH 15, 2005 - DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported a 9% increase in fourth quarter 2004 sales to $167.2 million, compared to $153.5 million in the comparable quarter of 2003. 2004, sales increased 13% to $654.3 million, compared to $580.1 million in 2003.

Net loss and diluted loss per share for fourth quarter were $0.2 million or $0.01 per share, compared to a net profit of $4.7 million or $0.25 diluted earnings per share in the same period last year. 2004 fourth quarter includes a $0.7 million or $0.04 diluted loss per share in restructuring expenses, net of capital gain, relating to the closure of a logistic center in Hungary.

Net income and diluted earnings per share for fiscal 2004 were $12.7 million or $0.67 per share, compared to $23.4 million or $1.24 per share for the same period last year. Net income and diluted earnings per share for 2003 included capital gains, net of restructuring expenses, of $2.9 million or $0.15 per share.

Fourth quarter results are in line with the preliminary forecast of the Company reported January 5, 2005.

     SALES BY GEOGRAPHIC AREA

--------------------------------------------------------------------------------------------------------------------
                                           FOURTH QUARTER                       YEAR ENDED DECEMBER 31
                       ---------------------------------------------------------------------------------------------
                              2004              2003                          2004                   2003
                       ---------------------------------------------------------------------------------------------
                          $ M      % OF      $ M     % OF        %        $ M     % OF     $ M      % OF       %
                                   SALES             SALES     CHANGE             SALES             SALES    CHANGE
--------------------------------------------------------------------------------------------------------------------
NORTH AMERICA
Mass market                59.4     35.5     51.4     33.5        15.6    228.8    35.0    219.2    37.8         4.4
Upper market               24.3     14.5     19.2     12.5        26.6    106.0    16.2     81.5    14.0        30.1
                           ----              ----                         -----             ----
Total North America        83.7     50.0     70.6     46.0        18.6    334.8    51.2    300.7    51.8        11.3
EUROPE
Marks & Spencer            48.3     28.9     53.6     34.9        (9.9)   189.0    28.9    179.1    30.9         5.6
Others                     19.0     11.4     15.6     10.2        21.8     78.6    12.0     57.6     9.9       36.2.
                           ----              ----                         -----             ----
Total Europe               67.3     40.3     69.2     45.1        (2.7)   267.6    40.9    236.7    40.8        13.1
ISRAELI MARKET             16.2      9.7     13.7      8.9        18.2     51.9     7.9     42.7     7.4        21.5
                           ----              ----                         -----             ----
TOTAL                     167.2     100%    153.5     100%         8.9    654.3    100%    580.1    100%        12.8
                          =====             =====                         =====            =====
--------------------------------------------------------------------------------------------------------------------

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     SALES AND OPERATING PROFIT BY DIVISIONS

      ------------------------------------------------------------------------------------------------------------------
                                                FOURTH QUARTER                            YEAR ENDED DECEMBER 31
                                  --------------------------------------------------------------------------------------
                                          SALES            OPERATING PROFIT           SALES          OPERATING PROFIT
                                  --------------------------------------------------------------------------------------
                                     2004        2003       2004       2003       2004      2003     2004       2003
                                  --------------------------------------------------------------------------------------
                                           $ M                    $ M                  $ M                 $ M
      ------------------------------------------------------------------------------------------------------------------
      DELTA USA (1)                   45.9        45.5       (1.6)      4.3       186.3     213.2      5.9       24.8
      U.S. Upper market(2)            23.4        19.0       (1.4)     (2.5)      111.9      88.3     (0.6)      (8.9)
      Europe(3)                       46.9        48.9       (1.6)      0.9       193.8     177.4      4.9        4.4
      Socks-US & Europe (4)           40.7        33.4        3.2       3.6       144.2      89.4      9.1        9.0
      Delta Marketing Israel(4)       14.8        12.3        2.0       1.2        46.5      37.6      4.8        2.4
      Capital gains                                                    (0.1)                           0.1        4.1
      Adjustments(5)                  (4.5)       (5.6)      (0.2)      0.4       (28.4)    (25.8)    (1.8)       1.0
                                     -----       -----      -----       ---      ------    ------    -----        ---
      Total consolidated             167.2       153.5        0.4       7.8       654.3     580.1     22.4       36.8
                                     =====       =====        ===       ===       =====     =====     ====       ====
      ------------------------------------------------------------------------------------------------------------------

     (1) 2004 sales include $3.6 million of sales from Burlen, which was acquired in the fourth quarter of 2004.
     (2) In the beginning of 2005, US upper market and the textile divisions were merged. Numbers included above have been reclassified accordingly.
     (3) Operating profit for the fourth quarter of 2004 includes restructuring expenses relating to the closure of a logistic center in Hungary in the amount of $1.5 million, of which $0.4 million was included in the cost of revenues.
     (4) Sock marketing operations in Israel was transferred to the managerial responsibility of Delta Marketing Israel. Numbers included above have been reclassified accordingly.
     (5) The adjustment item includes: inside sales, sales between divisions and forward transactions results. In the operating profit, it includes mainly cancellation of unrealized profits and forward transactions results.

Operating profit for fourth quarter was $0.4 million, compared to $7.8 million for the fourth quarter of 2003. Operating profit for 2004 totaled $22.4 million compared to $36.8 million in 2003.

Arnon Tiberg, Delta's president and CEO, stated, "The decrease in operating profit was primarily due to losses from the operations with certain customers of the Delta USA division. We have undertaken a number of steps, which are expected to contribute to improved profitability in this division. In addition, the operating profit in the quarter includes $1.5 million in restructuring expenses in the European division, due to the closure of the logistic center in Hungary."

"We completed the Burlen acquisition during the fourth quarter of 2004," added Mr. Tiberg. "Burlen is a leading private label manufacturer of ladies' intimate apparel with sales of approximately $110 million in 2004. Burlen's customers are US mass and mid market retailers and the largest customer is Wal-Mart. We expect this acquisition to strengthen Delta's position in the US mass market and in the intimate apparel category."

Operating cash flow for fourth quarter was $35.5 million compared to $12.7 million for the same period last year. The increase in operating cash flow was attributed to a decrease in working capital.

Operating cash flow for 2004 reached $27.2 million compared to operating cash flow of $42.9 million for 2003. The decrease in operating cash flow for the year is attributed mainly to the decrease in net profit.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM

(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO OUR DEPENDENCE ON A FEW SIGNIFICANT

CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:
YOSSI HAJAJ          DELTA GALIL INDUSTRIES LTD.       TEL: +972-3-519-3744
RACHEL LEVINE        THE ANNE MCBRIDE COMPANY          TEL: +212-983-1702 X207

                             FINANCIAL TABLES FOLLOW


                                   DELTA GALIL INDUSTRIES LTD.
                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                            YEAR ENDED          THREE MONTHS ENDED
                                                            DECEMBER 31             DECEMBER 31
                                                       ---------------------    ---------------------
                                                        2004          2003       2004          2003
                                                       -------       -------    -------       -------
                                                           In US $ thousand (except per share data)
                                                       ----------------------------------------------
REVENUES                                               654,269       580,130    167,202       153,500
                                                       -------       -------    -------       -------
COST OF REVENUES                                       533,036       463,863    140,568       124,847
GROSS PROFIT                                           121,233       116,267     26,634        28,653
SELLING AND MARKETING EXPENSES                          81,204        65,371     21,097        17,115
GENERAL AND ADMINISTRATIVE EXPENSES                     17,442        16,718      4,754         3,376
CAPITAL (GAIN) LOSS FROM THE SALES OF ASSETS              (922)       (3,645)      (754)          393
REORGANIZATION EXPENSES                                  1,100         1,007      1,100
                                                       -------       -------    -------       -------
OPERATING INCOME                                        22,409        36,816        437         7,769
FINANCIAL EXPENSES - NET                                 6,231         5,637      1,277         1,314
OTHER INCOME - NET                                         958           252
                                                       -------       -------    -------       -------
INCOME (LOSS) BEFORE TAXES ON INCOME                    17,136        31,431       (840)        6,455
TAXES ON INCOME                                          2,846         7,340       (961)        1,505
                                                       -------       -------    -------       -------
INCOME AFTER TAXES ON INCOME                            14,290        24,091        121         4,950
SHARE IN LOSS OF AN ASSOCIATED COMPANY                    (237)         (300)      (137)          (87)
MINORITY INTEREST IN PROFITS OF SUBSIDIARIES - NET      (1,368)         (439)      (169)         (200)
                                                       -------       -------    -------       -------
NET INCOME (LOSS) FOR THE PERIOD                        12,685        23,352       (185)        4,663
                                                       =======       =======    =======       =======
EARNINGS (LOSS) PER SHARE - BASIC                         0.69          1.28      (0.01)         0.25
                                                       =======       =======    =======       =======
EARNINGS (LOSS) PER SHARE - DILUTED                       0.67          1.24      (0.01)         0.25
                                                       =======       =======    =======       =======
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS:
BASIC                                                   18,478        18,313     18,535        18,397
                                                       =======       =======    =======       =======
DILUTED                                                 18,834        18,763     18,718        19,011
                                                       =======       =======    =======       =======

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

                              DELTA GALIL INDUSTRIES LTD.
                          CONDENSED CONSOLIDATED BALANCE SHEET


                                                           DECEMBER 31      DECEMBER 31
                                                           -----------      -----------
                                                               2004            2003
                                                           -----------      -----------
                                                                  In US $ thousands
                                                           ----------------------------
      ASSETS:
CURRENT ASSETS:
CASH AND CASH EQUIVALENTS                                       22,150          17,699
ACCOUNTS RECEIVABLE:
TRADE                                                          105,129          85,723
OTHER                                                           10,627          10,662
INVENTORIES                                                    183,767         142,984
DEFERRED INCOME TAXES                                            3,675           5,464
INVESTEE COMPANY                                                                 1,682
                                                            ----------      ----------
     TOTAL CURRENT ASSETS                                      325,348         264,214
                                                            ----------      ----------

INVESTMENTS AND LONG-TERM RECEIVABLES                            7,533           7,241
                                                            ----------      ----------
PROPERTY, PLANT AND EQUIPMENT                                  128,341         124,877
                                                            ----------      ----------
OTHER ASSETS AND DEFERRED CHARGES                               73,275          54,552
                                                            ----------      ----------
     TOTAL ASSETS                                              534,497         450,884
                                                            ==========      ==========

     LIABILITIES AND SHAREHOLDER'S EQUITY:
CURRENT LIABILITIES:
SHORT-TERM BANK CREDIT                                          83,545         104,996
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                           80,338          54,464
OTHER                                                           34,083          48,142
                                                            ----------      ----------
     TOTAL CURRENT LIABILITIES                                 197,966         207,602
                                                            ----------      ----------

     LONG-TERM LIABILITIES:
BANK LOANS AND OTHER LIABILITIES                                99,437          14,709
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                    7,408           6,732
DEFERRED INCOME TAXES                                            4,894           6,300
                                                            ----------      ----------
     TOTAL LONG-TERM LIABILITIES                               111,739          27,741
                                                            ----------      ----------

     TOTAL LIABILITIES                                         309,705         235,343
MINORITY INTEREST                                                3,711           3,207
SHAREHOLDERS' EQUITY                                           221,081         212,334
                                                            ----------      ----------
     TOTAL LIABILITIES AND SHAREHOLDERS EQUITY                 534,497         450,884
                                                            ==========      ==========

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

                                            DELTA GALIL INDUSTRIES LTD.
                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW


                                                                          YEAR ENDED          THREE MONTHS ENDED
                                                                          DECEMBER 31             DECEMBER 31
                                                                     ---------------------   --------------------
                                                                       2004         2003       2004         2003
                                                                     --------     --------   --------    --------
                                                                                   In US $ thousands
                                                                     --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME(LOSS)FOR THE PERIOD                                         12,685       23,352       (185)      4,663
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM
OPERATING ACTIVITIES                                                   14,489       19,509     35,692       8,034
                                                                     --------     --------   --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              27,174       42,861     35,507      12,697
                                                                     --------     --------   --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                    (12,410)     (13,826)    (2,072)     (3,441)
ACQUISITION OF SUBSIDIARIES                                           (67,539)     (12,104)   (57,835)    (10,101)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                               4,318        6,091      3,538

PROCEEDS FROM REALIZATION OF INVESTMENTS IN AN
ASSOCIATED COMPANIES                                                    2,640        2,817
OTHER                                                                    (698)      (1,383)       (83)       (773)
                                                                     --------     --------   --------    --------
NET CASH USED IN INVESTING ACTIVITIES                                 (73,689)     (18,405)   (56,452)    (14,315)
                                                                     --------     --------   --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS-NET                                              108,570      (10,335)    83,906      (2,585)
DIVIDEND TO SHAREHOLDERS                                               (8,312)      (9,496)    (2,216)     (2,388)
SHORT-TERM BANK CREDIT - NET                                          (48,890)      (2,067)   (43,795)     16,706
OTHER                                                                    (532)         650                    635
                                                                     --------     --------   --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                    50,836      (21,248)    37,895      12,368
                                                                     --------     --------   --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS                                   4,321        3,208     16,950      10,750

TRANSLATION DIFFRENCES IN CASH AND CASH EQUIVALENTS                       130                     130
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            17,699       14,491      5,070       6,949
                                                                     --------     --------   --------    --------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                  22,150       17,699     22,150      17,699
                                                                     ========     ========   ========    ========

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

                                            DELTA GALIL INDUSTRIES LTD.
                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW


                                                                         YEAR ENDED        THREE MONTHS ENDED
                                                                         DECEMBER 31           DECEMBER 31
                                                                     -------------------   -------------------
                                                                       2004       2003       2004       2003
                                                                     --------   --------   --------   --------
                                                                                 In US $ thousands
                                                                     -----------------------------------------
ADJUSTMENTS REQUIRED TO REFLECT THE CASH FLOWS FROM
OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                          15,185     14,530      3,785      3,676
DEFERRED INCOME TAXES - NET                                              (279)    (3,555)        57        200
CAPITAL GAIN FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANY        (958)      (885)
CAPITAL LOSS (GAIN) FROM SALES OF ASSETS                                 (922)    (3,645)      (754)       393
OTHER                                                                   2,739      3,203      1,140        735
                                                                     --------   --------   --------   --------
                                                                       15,765      9,648      4,228      5,004
                                                                     --------   --------   --------   --------

CHANGES IN OPERATING ASSETS AND LIABILITIES:

DECREASE  IN ACCOUNTS RECEIVABLE                                        1,798     15,095     22,770      1,846
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS                   17,004     (5,061)     6,883     (4,666)
DECREASE (INCREASE) IN INVENTORIES                                    (20,078)      (173)     1,811      5,850
                                                                     --------   --------   --------   --------
                                                                       (1,276)     9,861     31,464      3,030
                                                                     --------   --------   --------   --------
                                                                       14,489     19,509     35,692      8,034
                                                                     ========   ========   ========   ========